Exhibit (h)(5)

WHOLESALE MARKETING AGREEMENT

THIS AGREEMENT is entered into effective as of the 5th day of January, 2017, by and among ALPS Distributors, Inc., a Colorado corporation (the “Distributor”) and SC Distributors, LLC, a Delaware limited liability company (“SC”).

W I T N E S S E T H:

WHEREAS, the Distributor has entered into a Distribution Agreement with each fund set forth in Exhibit A hereto, which may be updated upon written consent by Distributor and SC, each a Delaware statutory trust (the “Trust”) and each of which is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company that is operated as an interval fund (each a “Fund” and collectively referred to as the “Funds”);

WHEREAS, the Distributor is the principal underwriter of the Fund and enters into selling agreements (“Selling Agreements”) with respect to each Fund;

WHEREAS, the Fund’s shares may be sold by broker-dealers registered with the Securities and Exchange Commission (the “SEC”) and the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, the Distributor wishes to retain SC and its authorized registered representatives ("SC Representatives") to introduce the Fund(s) to registered representatives of broker-dealers located at the financial institutions (each, an “Intermediary” and collectively, “Intermediaries”) that may have customers interested in investing in the Fund(s).

NOW, THEREFORE, in consideration of these premises and of the mutual covenants and agreements hereinafter contained, the sufficiency of which is hereby acknowledged by the parties, the parties hereto agree as follows:

1.  Services Provided by SC. SC agrees, subject to the provisions of this Agreement, to use its reasonable best efforts to market the Fund(s) to the Intermediaries, and to identify, refer and/or introduce Intermediaries to the Fund(s). In connection therewith, SC may (i) engage in seminars, conferences and media interviews for financial intermediaries; (ii) distribute sales literature and other communications (including electronic media) regarding the Fund(s), subject to review and approval of such material by the Distributor; and (iii) perform other services reasonably contemplated in writing by SC and the Distributor.

SC shall not act as an underwriter in connection with SC’s wholesale activities relating to shares of the Fund where SC receives all or substantially all of the sales charge as set forth in the Fund’s then-current Prospectus.

SC agrees to:

(a)  market the Fund(s) to Intermediaries that are registered as “broker-dealers” with the SEC, FINRA, and any other applicable jurisdiction in which they operate and are required to be so registered by law; and

(b)  sell shares of the Fund(s) through representatives in accordance with the then-current applicable prospectus and in accordance with the provisions of the Selling Agreement.

2.  Services Provided by the Distributor.

(a)  The Distributor will enter into Selling Agreements agreed to by Distributor and selling “broker-dealers”, or such other forms of intermediary agreements as required by an Intermediary with the Distributor to sell shares of the Fund(s) to investors. The Distributor will coordinate the completion and execution of such Selling Agreements and Intermediary Agreements with broker-dealers and/or Intermediaries.

(b)  Advertising and Sales Literature Review

(i) The Distributor shall provide review of broker-dealer related advertising and sales literature pieces (“marketing pieces”) submitted to Distributor by SC.

(ii) Distributor’s services are based on the understanding that SC will utilize current systems and expertise owned by Distributor, specifically the AdLit Advertising Review System (“AdLit”), and that Distributor will base its reviews on: (i) the guidelines contained within Distributor’s Sales and Advertising Guide and Distributor’s Written Supervisory Procedures; (ii) rules and guidance issued by FINRA and the Securities and Exchange Commission (“SEC”) related to communications with the public and/or communications to institutional investors, as those terms are defined in FINRA Rules 2210 and 2211 and in various other FINRA and SEC rules and interpretive material; and (iii) Distributor’s submission guidelines with respect to the use of trademarked and/or copyright materials, to the extent applicable. All material submitted to Distributor will be provided by Distributor to SC with comments or approval no later than three business days after receipt in AdLit.

(iii) Each marketing piece submitted to Distributor for review will be subject to the following process:

a)  Each piece will undergo review at Distributor by a FINRA-licensed registered principal possessing the required expertise and appropriate license to review the marketing piece submitted to Distributor;

b)  Distributor’s comments shall consist of (i) recommendations for changes that, in the opinion of the Distributor reviewer, will be consistent with the guidelines specified by Distributor in Section 2(b)(ii) above, or (ii) in the form of an acknowledgement that the submitted material is consistent with such guidelines with no additional changes. In the event of the latter, the item will be approved by the registered principal and filed with the applicable regulatory body if necessary;

c)  Distributor will provide system training and ongoing consulting with respect to advertising review guidelines and rules for each marketing piece submitted via the process described herein;

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d)  Distributor will make all required FINRA filings of marketing materials which have been approved by Distributor; and

e)  Copies of all correspondence and communications with FINRA will be available to SC via Distributor's AdLit system.

(iv) If SC wishes Distributor to perform an expedited review of marketing pieces within one business day of Distributor’ receipt of such marketing pieces, the expedited review will be performed subject to and in accordance with the following:

a)  A charge of $250 will apply to each request for expedited review, in addition to FINRA billing costs.

b)  The marketing piece must be 30 pages or less in actual length in order to be considered for expedited review. Web pages and other marketing pieces over 30 pages require a more in-depth review; therefore, Distributor cannot guarantee a one business day review for these items.

c)  The marketing piece must be submitted via Distributor’ AdLit system by no later than 3:00 P.M. Mountain Time (2:00 P.M. PT/5:00 P.M. ET). This will ensure that Distributor has a full one business day to review and provide SC with comments.

d)  SC must check the box on the AdLit coversheet whereby SC requests and accepts the terms and fee(s) associated with expedited review in order to ensure that Distributor is notified of the expedited request.

e) Distributor cannot guarantee that a marketing piece will be APPROVED within one business day of being received via AdLit. Distributor will review and submit comments to SC within this timeframe. If Distributor fails to provide SC with comments within one business day, the $250 expedited review charge will not apply.

3.  Performance Requirements. SC shall devote sufficient staff and expenditures to the performance of its services as shall be consistent with industry standards for the marketing of shares of the Fund. SC shall perform these services in a professional and competent manner and shall provide such office space and equipment, telephone facilities and personnel as it determines may be reasonably necessary or beneficial in order to provide such services at no cost to the Distributor.

4.  Duration and Termination. The term of this Agreement shall commence on the Effective Date and shall end on the 60th day following a written notice from one party to the other of its decision to terminate this Agreement at the end of such 60-day period or contemporaneous with the termination of the Distribution Agreement. If this Agreement is terminated by one party, it shall terminate the entire Agreement.

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5.  Compensation; Expenses

(a)  As described in the Fund’s prospectus, the Fund may impose a sales charge "load" in connection with the purchase of shares of the Fund, a portion of which will be paid to SC pursuant to the terms and conditions of the Dealer Manager Agreement by and between the Fund and SC, as may be amended from time to time.

(b)  In consideration of the marketing, sales and other related activities provided by SC the Distributor shall compensate SC for such services on the Fund’s behalf in the amounts set forth in the Fund’s then-current Prospectus. SC shall perform such activities for which such payments are appropriate under all applicable rules and regulations.

(c)  No compensation with respect to a Fund shall be due and owing hereunder until the Distributor actually receives payments from such Fund, to the extent applicable.

(d)  Notwithstanding anything to the contrary herein, in no event shall SC be entitled to receive fees or compensation that would cause a Fund’s sales charges to exceed the maximum amount allowed under applicable FINRA rules or applicable law.

(e)  SC shall reimburse Distributor for all FINRA advertising/filing fees (including additional fees for expedited reviews as set forth in Section 2(b) herein).

6.  Representations.

(a)  SC hereby represents and warrants to the Distributor that:

(i) It is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware;

(ii) It and all requisite personnel shall obtain and maintain all approvals and licenses necessary for the performance of the Services including proper registration and licensing with the SEC and or FINRA, as applicable;

(iii) It is and will remain duly licensed or registered with the SEC, applicable state securities regulators and FINRA, as applicable;

(iv) It is empowered under applicable laws and by its company operating agreement to enter into and perform this Agreement;

(v) No consent, approval, authorization or other order of governmental authority is required in connection with the execution or delivery by SC of this Agreement;

(vi) There are no actions, suits or proceedings pending or to the knowledge of SC, threatened against SC at law or in equity or before or by any federal or state commission, regulatory body or administrative agency or other governmental body, domestic or foreign, which would be reasonably expected to have a material adverse effect on the business or property of SC;

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(vii)  The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement by SC will not conflict with or constitute a default under any charter, bylaw, indenture, mortgage, deed of trust, lease, rule, regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over SC, except for such conflicts or defaults that would not reasonably be expected to have a material adverse effect on the business or property of SC

(viii) It will make no representations concerning a Fund other than those contained in the applicable prospectus for a Fund or in any promotional materials or sales literature furnished to SC by the Distributor or prepared by SC and approved for use by the Distributor, except as otherwise noted in this Agreement;

(ix) While it is authorized by the Distributor to solicit purchases of Fund shares, it is understood that it will not open or maintain customer accounts or handle orders for a Fund;

(x) The SC Representatives will be registered representatives of SC and subject to SC’s supervisory oversight in accordance with all applicable laws, rules and regulations in connection with the services provided hereunder; and

(xi) SC understands and agrees that this Agreement does not relieve SC of any obligation to which SC may be subject under any applicable federal or state law.

(b)  The Distributor represents and warrants to SC that:

(i) It is a corporation duly organized and existing and in good standing under the laws of the State of Colorado;

(ii) It is a member of FINRA and it and its employees and the SC Representatives have all required licenses and registrations required by the SEC, FINRA or any other governing body to act under this Agreement;

(iii) It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement;

(iv) All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

(v) No consent, approval, authorization or other order of governmental authority is required in connection with the execution or delivery by the Distributor of this Agreement;

(vi) There are no actions, suits or proceedings pending or to the knowledge of the Distributor, threatened against the Distributor at law or in equity or before or by any federal or state commission, regulatory body or administrative agency or other governmental body, domestic or foreign, which would be reasonably expected to have a material adverse effect on the business or property of the Distributor;

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(vii)  The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement by the Distributor will not conflict with or constitute a default under any charter, bylaw, indenture, mortgage, deed of trust, lease, rule, regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Fund, except for such conflicts or defaults that would not reasonably be expected to have a material adverse effect on the business or property of the Distributor;

(viii) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards;

(ix) The Fund has filed a registration statement (a “Registration Statement”) with the SEC relating to its shares under the Securities Act of 1933, as amended (the “1933 Act”), on Form N-2, including a prospectus and a statement of additional information. The Registration Statement (including the prospectus and the statement of additional information) conforms in all material respects to the requirements of the 1933 Act, the 1940 Act and the rules thereunder; and

(x) To the extent required by applicable law, the Fund is registered and its shares are qualified for sale in the jurisdictions identified by the Fund’s transfer agent. SC may rely solely on such representation to the extent that SC will only market a Fund in those jurisdictions where such Fund is registered. The Distributor otherwise assumes no responsibility or obligation as to SC’s right to market a Fund in any jurisdiction.

7.  Indemnification.

(a)  SC shall indemnify and hold harmless the Distributor and each of its affiliates, officers, directors, employees, agents and control persons (as defined in Section 15 of the 1933 Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), from and against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expense and reasonable counsel fees incurred in connection therewith), as incurred, arising in connection with (i) SC’s violation of any of the provisions of this Agreement or (ii) SC’s violation of any applicable law, rule or regulation with respect to its conduct under the Agreement; provided, however, that in no case is the foregoing indemnity to be deemed to protect the Distributor or any of its affiliates, officers, directors, employees, agents or control persons (as defined in Section 15 of the 1933 Act or Section 20 of the 1934 Act) against any liability to which the Distributor or any such person would otherwise be subject by reason of its willful misfeasance, bad faith or gross negligence or by reason of the Distributor’s reckless disregard of its obligations and duties under this Agreement.

(b)  The Distributor shall indemnify and hold harmless SC and each of its affiliates, directors, officers, employees, agents and control persons (as defined in Section 15 of the 1933 Act or Section 20 of the 1934 Act), from and against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability,

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claim, damage or expense and reasonable counsel fees incurred in connection therewith), as incurred, arising in connection with (i) the Distributor’s violation of any of the provisions of this Agreement, (ii) the Distributor’s violation of any applicable law, rule or regulation with respect to its conduct under the Agreement, or (iii) any untrue statement of a material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in any advertising or promotional material published or provided by the Distributor to SC; provided, however, that in no case is the foregoing indemnity to be deemed to protect SC and its affiliates, directors, officers, employees, agents and control persons (as defined in Section 15 of the 1933 Act or Section 20 of the 1934 Act), against any liability to which SC or any such person would otherwise be subject by reason of its willful misfeasance, bad faith or gross negligence or by reason of the reckless disregard of SC’s obligations and duties under this Agreement.

(c)  Any and all claims, losses, cost or expenses shall be limited to actual and direct costs. In no event shall any party be responsible to the other for indirect, special or consequential damages.

8.  Confidentiality.

(a)  Each party to this Agreement shall safeguard and hold confidential from disclosure to unauthorized parties all Confidential Information (as defined below) of the other party or parties. For purposes of this Section 8, the term “Confidential Information” shall mean any and all information which is in any way connected with, derived from or related to the business of a party, including without limitation, any business and financial records, any retail or institutional customer information, computer programs, technical data, investment information, lists, compilations, compositions, programs, plans, devices, descriptions, drawings, methods, techniques, processes, designs, theories concepts or ideas, and any information relating to the pricing or marketing policies, suppliers or customers of a party.

(b)  Confidential Information shall not include information to the extent such information is (i) already known to the receiving party free of any restriction at the time obtained, including information in the public domain; (ii) subsequently learned from an independent third party free of restriction; (iii) known through no wrongful act of any party; or (iv) independently developed by one party without reference to information which is confidential.

(c)  For purposes of this Section 8, only the officers, directors and employees and agents of the parties, including their respective accountants, auditors and attorneys, shall be authorized parties, provided those individuals have a “need to know” the Confidential Information that is consistent with their respective positions and legal obligations and responsibilities. In the event that one party (the “Disclosing Party”) is requested or required by a court of competent jurisdiction or by any regulatory body which regulates the conduct of the Disclosing Party to disclose any Confidential Information of another party (the “Non-Disclosing Party”), the Disclosing Party shall provide the Non-Disclosing Party with prompt notice of any such request or requirement so that the Non-Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Non-

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Disclosing Party, the Disclosing Party is nonetheless, in the opinion of counsel, required to disclose Confidential Information, the Disclosing Party may, without liability hereunder, disclose only that portion of the Confidential Information which such counsel advises the Disclosing Party is required to be disclosed, provided that the Disclosing Party attempt to preserve the confidentiality of the Confidential Information, including, without limitation, by cooperating with the Non-Disclosing Party, at the Non-Disclosing Party’s expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

(d)  Each party further acknowledges and agrees that, in the event of a breach by it of the provisions of this Section 8, the other party or parties will suffer irreparable harm and damages and, accordingly, shall be entitled to seek injunctive or other equitable relief in a court of competent jurisdiction.

(e)  The provisions of this Section 8 shall survive any termination of this Agreement.

9.  Fund Materials. SC shall be entitled to produce materials (“Fund Materials”) for use in marketing a Fund as described herein, so long as the Fund Materials are produced, reviewed, principally approved, used and filed, where necessary, in accordance with FINRA and SEC regulations and those of any jurisdiction in which a Fund is solicited through use of the Fund Materials. All expenses and costs attributable to the foregoing provision shall be borne by the Fund in accordance with Section 2 and Section 5 herein. The Fund shall remain liable for any representations made by it or contained in materials produced and approved by the Distributor for use in marketing any Fund(s).

10.  Relationship of the Parties. In carrying out the provisions of this Agreement, SC is, for all purposes, an independent contractor and none of either party’s officers, directors, employees or representatives is an employee of the other party. As an independent contractor, neither party has authority, express or implied, to speak for, act for or bind the other party in any manner whatsoever.

11.  Regulatory Issues.

(a)  It is understood and agreed that in performing duties under this Agreement, each party hereby undertakes to, and will cause each of its representatives, officers, directors or employees who perform and services under this Agreement to maintain any and all federal or state registrations and/or licenses that are required for such party to provide the services under this Agreement.

(b)  Each party hereto agrees that any Non-Public Personal Information, as the term is defined in Regulation S-P (17 CFR 248.1 – 248.30) (“Reg S-P”), may be disclosed by a party hereunder only for the specific purpose of permitting the other party or parties to perform services set forth in this Agreement. Each party agrees that with respect to such information, it will comply with Reg S-P and any other applicable Federal or state regulations and that it will not disclose any Non-Public Personal Information received in connection with this Agreement to any party except to the extent required to carry out the services set forth in this Agreement or as required by applicable law.

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12.  Use of Names; Marketing Materials. Each party to this Agreement shall obtain the other party’s prior written consent before using any marketing or sales literature related to the consenting party, and shall not use the other party's names in any marketing or advertising materials without prior written consent from the consenting party.

13.  Miscellaneous Provisions.

(a)  Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To Distributor:

ALPS Distributors, Inc.

1290 Broadway, Suite 1100

Denver, Colorado 80203

Attn: Jeremy O. May, President

Fax: (303) 623-7850

To SC:

SC Distributors, LLC

695 Town Center Drive, Suite 600

Costa Mesa, CA 92626

Attn: Patrick J. Miller, President

Fax: (657) 235-6648

(b)  Entire Agreement. This Agreement contains the entire agreement between the parties hereto concerning the transaction contemplated herein and supersedes all prior agreements or understandings between the parties hereto relating to the subject matter hereof. No oral representation, agreement or understanding made by any party hereto shall be valid or binding upon such party or any other party hereto.

(c)  Amendments. Except as otherwise provided herein, no provision of this Agreement may be amended other than by a writing signed by the Distributor and SC.

(d)  Severability; Assignment. Each provision of this Agreement is intended to be severable. If any provision of this Agreement shall be held illegal or made invalid by court decision, statute, rule or otherwise, such illegality or invalidity shall not affect the validity or enforceability of the remainder of this Agreement. No party to this Agreement has the right to assign any of its rights or obligations hereunder, except as already set forth under the Agreement.

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Furthermore, in the event of any inconsistency between the Agreement and the Selling Agreement, the terms of the Selling Agreement shall control.

(e)  Headings. The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the size, extent or intent of this Agreement or any provision hereof.

(f)  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

(g)  Application of Law; Consent to Jurisdiction. This Agreement and the application and interpretation hereof shall be governed exclusively by the laws of the State of Colorado. The parties to this Agreement agree that any appropriate state or any Federal Court located in Denver, Colorado shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case of controversy. The parties hereto consent to the jurisdiction of such courts.

(Signature page follows.)

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

“Distributor”

ALPS DISTRIBUTORS, INC.

By: /s/ Steven B. Price

Name: Steven B. Price

Its: SVP, Director of Distribution Services

By: /s/ Patrick Miller

Name: Patrick Miller

Its: President, SC Distributors

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Exhibit A

Sierra Total Return Fund